Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS Employment Agreement (hereinafter “Agreement”) is entered into and becomes effective as of March 29 2021 by and between Cend Therapeutics, Inc. (hereinafter “CEND” or “Employer”), and David Slack (hereinafter “Employee”).

RECITALS

A.          CEND is a corporation and is doing business in the State of California.

B.          Both CEND and Employee desire that Employee be hired as the Chief Executive Officer (hereinafter “CEO”) on a full-time basis for Employer pursuant to the terms of this written Agreement.

IN CONSIDERATION of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

1.          Employment. CEND hereby engages Employee to serve as its CEO, and Employee hereby accepts such an engagement upon the terms and conditions set forth herein.

2.          Term. The term of this Agreement shall begin on the effective date stated above and shall remain in effect for four (4) years, unless terminated pursuant to Section 9. If the Agreement is not terminated pursuant to Section 9, the Agreement shall continue from year to year, unless either party to the Agreement gives written notice to the other of a desire to change, amend, modify or terminate the Agreement, at least sixty (60) days prior to the end of the then existing term of the Agreement.

3.          Duties. Employee is employed to serve as the CEO and shall perform such duties as are customarily performed by a CEO, and such other duties as the Board of Directors, or its designee, assigns from time to time. Employee acknowledges that he will report to the Board of Directors who will be Employee’s supervisor. As part of Employee’s duties, Employee acknowledges and understands that: (a) Employee will devote his utmost knowledge and best skill to the performance of his duties; (b) Employee shall devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illness; and (c) Employee will not engage in any other gainful occupation which requires his personal attention without prior consent of CEND, with the exception that Employee may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit.

4.          Limitations on Authority. Employee understands that he may not enter into any of the following types of agreements that exceed Fifty Thousand Dollars ($50,000) in amount without the express written approval from the Board of Directors:

a.          Pledge the credit of CEND or any of its other employees;

b.          Bind CEND under any contract, agreement, note, mortgage otherwise;

c.          Release or discharge any debt due to CEND unless CEND has received the full amount thereof; and,

d.          Sell, mortgage, transfer or otherwise dispose of any assets of CEND.

5.          Personnel Policies and Procedures. CEND shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Employee agrees to comply with the policies and procedures of CEND. To the extent any provisions in CEND’s personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

6.          Compensation.

a.          Salary. During the term of this Agreement, Employee shall be paid a salary that is equivalent to Four Hundred Forty-Four Thousand Dollars ($444,000) per year. Employer, in its sole discretion, may, but is not obligated to, provide additional compensation to Employee, consistent with Employer’s policies and procedures.

b.          Bonus. Employee shall be eligible to receive the annual bonus equivalent to 35% of his then current annual salary, provided that he meets the annual bonus target performance expectations approved by the Board of Directors. Employee is eligible to receive the full bonus for 2021. Except as provide in Section 10(b) below, employee must be employed on the last day of the calendar year in order to be eligible to receive the bonus for that year. The annual bonus will be paid on or before March 30 of the year after the bonus was earned.

c.          Stock Options. Employee shall be eligible to participate in all equity incentive plans and programs in place at CEND and shall receive such stock option awards as may be provided from time to time by CEND to its officers. Any equity awards made by CEND to the Employee shall be subject to the terms and conditions set forth in the CEND Therapeutics, Inc. 2016 Equity Incentive Plan and form of stock option agreement, as may be amended from time to time.

7.          Fringe Benefits.

a.          Vacation. Employee shall be entitled to vacation accrual of three (3) weeks paid vacation per year during the term of this Agreement.

b.          Health Insurance and Paid Sick Leave . Employee shall receive paid sick leave as set forth in the Employee Handbook for full-time employees. Employer does not currently provide health insurance to its employees. When it does, Employee shall receive such insurance as set forth in the Employee Handbook for full-time employees. Until then, CEND will reimburse Employee for the actual cost of his health insurance premiums, up to a maximum of $3,500 per month. Employee shall be responsible for paying for any premiums for health insurance for any beneficiaries that he desires to be covered.

c.          Retirement Benefits. Once CEND provides retirement benefits for its employees, Employee shall be eligible to participate.

8.          Business Expenses. CEND shall reimburse Employee for reasonable and necessary expenses incurred by Employee in the ordinary course of business for CEND, in accordance with CEND’s policies and procedures.

9.          Termination. This Agreement and the employment of Employee shall terminate prior to its expiration date under any of the following conditions:

a.          The death of Employee.

b.          The complete disability of Employee (hereinafter “Complete Disability”), which means Employee’s inability to perform Employee’s duties under this Agreement, by reason of any condition of mind or body, physical or mental, which prevents Employee from satisfactorily performing his essential duties, with or without reasonable accommodation, for a period of at least one hundred eighty (180) consecutive days.

c.          Upon receipt by Employee of written notice from CEND that Employee’s employment is being terminated for “good cause.” CEND has “good cause” to terminate Employee’s employment if:

i.          Employee fails or refuses to faithfully and diligently perform the usual and customary duties of his employment which failure or refusal is not cured within thirty (30) days after written notice thereof is given to Employee; or

ii.          Employee fails or refuses to comply with the material policies, standards and/or rules of Employer which from time to time may be established; or

iii.          Employee fails or refuses to act in accordance with any lawful direction or order of Employer; or

iv.          It is determined that Employee has conducted himself in an unprofessional, unethical, illegal or fraudulent manner, or has acted in a manner detrimental to the reputation, character or standing of Employer; including, but not limited to, theft or misappropriation of Employer’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, the filing of false expense or related reports, or being convicted of a felony; or

v.          Employee violates any material term or condition of this Agreement.

d.          Upon receipt by Employee of written notice from CEND that Employee’s employment is being terminated for “other than good cause”.

e.          Upon thirty (30) days’ written notice by Employee that he is “Resigning for Good Reason”. For purposes of this Agreement, “Resignation for Good Reason” means a termination of services with Employer as a result of Employee’s resignation after one of the following conditions has come into existence without Employee’s consent: (i) a reduction in Employee's annual base salary; (ii) a material diminution of Employee’s authority, duties or responsibilities (provided, however, that a change in job position, including a change in title, shall not be deemed a “material diminution” in and of itself unless Employee’s new duties are materially reduced from the prior duties); or (iii) a relocation by CEND of Employee’s principal worksite to a facility or location more than fifty (50) miles from the office of CEND where Employee is employed, along with a requirement that Employee must report to that facility three (3) or more times per week. A Resignation for Good Reason will not be deemed to have occurred unless Employee provides Employer written notice of the condition setting forth the basis for Employee’s resignation within ninety (90) days after the condition comes into existence and Employer fails to remedy the condition within thirty (30) days after receiving Employee’s written notice.

f.          Upon thirty (30) days’ notice by Employee that he is resigning his employment from CEND.

10.          Compensation Upon Termination.

a.          For Good Cause. In the event Employee is terminated for good cause as defined in Section 9(c) above, he shall receive notice that his employment is terminated and shall receive regular wages through the termination date. Employee is entitled to no other severance compensation when he is terminated for good cause as defined in Section 9(c) above.

b.          For Other Than Good Cause, Disability or Resignation for Good Reason. In the event Employee’s employment is terminated for reasons other than good cause as defined in Section 9(d) above, disability as provided in Section 10(c) below, or he is Resigning for Good Reason as defined in Section 9(e) above, so long as he signs a release of all claims against CEND on a release form provided by CEND to him at that time, Employee will be eligible to receive the following: (i) Employee shall receive compensation of eight (8) months’ salary at his then current wage level; (ii) Employee shall receive a pro-rated annual bonus through termination date; (iii) Stock options that have been awarded to Employee shall accelerate their vesting by eight (8) months; and (iv) CEND will continue to reimburse Employee for his health insurance for eight (8) months, unless CEND is providing health insurance to Employee, in which case CEND will continue to pay the premiums for that health insurance for eight (8) months, so long as Employee signs up for COBRA coverage.

c.          Death or Complete Disability. In the event Employee dies or becomes completely disabled as defined in this Agreement, CEND’s obligations hereunder shall terminate after paying Employee any compensation owed through the last day he worked.

d.          Resignation. Employee may resign by providing thirty (30) days’ advance notice of the termination of the Agreement as defined in Section 9(f), and shall be paid for the remainder of the time he continues to be employed at CEND, up to a maximum of thirty (30) days, or longer as agreed by the Parties.

11.          Arbitration/Sole Remedy for Breach of Agreement. In the event of any dispute between CEND and Employee concerning any aspect of the employment relationship, including any disputes relating to termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator pursuant to the Federal Arbitration Act, as follows. This provision shall supersede any prior arbitration agreement, policy or understanding between the parties.

a.          Claims Covered by the Agreement. Employee and CEND mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that CEND may have against Employee or that Employee may have against CEND or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, franchisors, or any parent, subsidiary or affiliated company or corporation (collectively referred to as “CEND”), relating to, resulting from, or in any way arising out of Employee’s employment relationship with CEND and/or the termination of Employee’s employment relationship with CEND, to the extent permitted by law. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for penalties or premium pay; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, those relating to performance or reputation); claims for discrimination, harassment, and/or retaliation (including, but not limited to, race, religious creed (which includes religious dress and grooming practices), color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex (which includes pregnancy, childbirth, breastfeeding, and related medical conditions), gender, gender identity, gender expression, age, sexual orientation, military or veteran status, or any other consideration made unlawful by federal, state or local laws, ordinances, or regulations); claims for violation of any leaves of absence or accommodations laws; claims for wrongful termination or whistleblowing; claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); claims for violation of trade secret, proprietary, or confidential information laws; claims for unfair business practices; claims for invasion of privacy; and claims for violation of any public policy, federal, state, or other governmental law, statute, regulation, or ordinance.

b.          Claims Not Covered by the Agreement. Claims Employee may have for workers’ compensation (excluding discrimination claims under workers’ compensation statutes or unemployment compensation benefits are not covered by this Agreement.

c.          Required Notice of Claims and Statute of Limitations. Arbitration may be initiated by Employee by serving or mailing a written notice to the Chairperson of the Board of Directors of CEND. Arbitration may be initiated by CEND by serving or mailing a written notice to Employee at Employee’s last known address. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The written notice shall be served or mailed within the applicable statute of limitations period set forth by federal or state law.

d.          Arbitration Procedures.

i.          After demand for arbitration has been made by serving written notice under the terms of Section 11(c) of this Agreement, the party demanding arbitration shall file a demand for arbitration with the office of Judicial Arbitration and Mediation Services (“JAMS”) described in Section 11(h) below. The arbitrator shall be selected from the JAMS panel and the arbitration shall be conducted pursuant to JAMS policies and procedures. All rules governing the arbitration shall be the rules as set forth by JAMS. If the dispute is employment-related, the dispute shall be governed by JAMS’ then current version of the national rules for the resolution of employment disputes. JAMS’ then applicable rules governing the arbitration may be obtained from JAMS’ website which currently is www.jamsadr.com.

ii.          The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

iii.          Either party may file a motion for summary judgment with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 11(d)(ii) above.

iv.          Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of JAMS, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses. The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

e.          Construction. These arbitration provisions shall be construed and enforced pursuant to the FAA. The arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of these arbitration provisions, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Any disputes regarding the enforceability or validity of these arbitration provisions shall be resolved as if the arbitrator or other decision-maker, if any, is acting as a federal district court judge applying the FAA and its precedent.

f.          Application for Emergency Injunctive and/or Other Equitable Relief. Claims by CEND or Employee for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be submitted to JAMS for emergency treatment. The parties agree that the JAMS administrator may select a neutral hearing officer (subject to conflicts) to hear the emergency request only. The hearing officer should be experienced in considering requests for emergency injunctive and/or other equitable relief. The hearing officer shall conform his consideration and ruling with the applicable legal standards as if this matter were heard in a court of law in the applicable jurisdiction for such a dispute.

g.          Arbitration Decision. The arbitrator’s decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

h.          Place of Arbitration. If Employer initiates the arbitration, the arbitration will be conducted at the JAMS office located in Irvine, California. If Employee initiates the arbitration, the arbitration will be conducted at the JAMS office located in Irvine, California.

i.          Representation, Fees and Costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representative’s fees. However, if any party prevails on a statutory claim that affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for attorneys’ fees, the arbitrator may award reasonable fees to the prevailing party. CEND shall be responsible for the arbitrator’s fees and costs to the extent they exceed any fee or cost that Employee would be required to bear if the action were brought in court.

j.          Waiver Of Jury Trial/Exclusive Remedy. Employee and CEND knowingly and voluntarily waive any constitutional right to have any dispute between them decided by a court of law and/or by a jury in court.

k.          Waiver of Representative/Class Action Proceedings. Employee and CEND knowingly and voluntarily agree to bring any claims governed by this Agreement in his/its individual capacity and not as a plaintiff, class member or representative in any purported class or representative action. They further agree to waive any right to participate in any representative or class action proceeding related to any claims governed by this Agreement. CEND and Employee also agree that the arbitrator may not consolidate more than one individual’s claims, and may not otherwise preside over any form of representative or class action proceeding, including, but not limited to, any representative action under California Business and Professions Code Sections 17200 et seq.

12.          Confidential Information in General. During the course of this Agreement, Employee will have access to confidential information of CEND and its customers. “Confidential Information” is information which is not generally known to the public and, as a result, is of economic benefit to CEND or its customers in the conduct of its business. CEND and Employee agree that Confidential Information shall include, but not be limited to, all information developed or maintained by CEND and/or its customers and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing): techniques, designs, drawings, processes, inventions, development, equipment, prototypes, methods, databases, consulting agreements, product research, sales, marking and strategic plans, programming plans, advertising and promotion plans, products and “availability” information, existing and developing software products, source code, object code, technical documentation, flow charts, test results, models, data, research, formulas, ideas, trade names, service marks, slogans, forms, customer lists, pricing structures, business forms, marketing programs and plans, business plans and strategies, layout and design, financial structure, operational methods and tactics, cost information, the identity of suppliers or customers of CEND, accounting procedures, details, and any document, record or other information of CEND relating to the above. Confidential Information include not only information belonging to CEND or its customers which existed before the date of this Agreement but also information developed by Employee for CEND or its customers during the term of this Agreement and thereafter.

13.          Restriction on Use of Confidential Information. Employee shall not disclose to any third party or parties during or after the term of this Agreement, without the prior written consent of CEND, any information relating to CEND, its employees or customers, or information regarding the affairs or operations of CEND, including CEND’s Confidential Information. Employee agrees that his use of Confidential Information is subject to the following restrictions during the term of this Agreement and for an indefinite period thereafter so long as the Confidential Information has not become generally known to the public.

a.          Nondisclosure. Employee will not publish or disclose or allow to be published or disclosed, Confidential Information to any person who is not an employee of CEND unless such disclosure is necessary to the performance of Employee’s obligations under this Agreement.

b.          Surrender Upon Termination of Agreement. Upon termination of this Agreement for any reason, Employee will surrender to CEND all documents and materials in his possession and/or control which contain Confidential Information. Employee further agrees to return any and all other documents, materials, computer disks, or other items or property provided to Employee by CEND during the term of this Agreement upon the termination of this Agreement for any reason.

c.          Prohibition Against Unfair Competition. Employee will not use any Confidential Information to engage in competition with CEND at any time during the term of this Agreement or after the termination of this Agreement for any reason.

14.          Solicitation of Employees.

a.          Information About Other Employees. Employee may be called upon to work closely with employees of CEND in performing services under this Agreement. All information about such employees which becomes known to Employee during the course of this Agreement, and which is not otherwise known to the public, including compensation or commission structure, is Confidential Information of CEND and shall not be used by Employee in soliciting employees of CEND at any time during or after termination the termination of this Agreement.

b.          Solicitation of Employees Prohibited. During the term of this Agreement, Employee shall not, directly or indirectly ask or encourage any employee(s) of CEND to leave their employment with CEND, or solicit any employee(s) of CEND for employment elsewhere. Employee further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

15.          Representation Concerning Prior Agreements. Employee represents to CEND that he is not bound by any non-competition and/or non-solicitation agreement that would preclude, limit or in any manner affect this Agreement. Employee further represents that he can fully perform the duties under this Agreement without violating any obligations Employee may have to any other company or person, including but not limited to, misappropriating any confidential information acquired from a company or person and agrees that he has not and will not misappropriate any confidential information acquired from a company or person. Employee agrees that he will indemnify and hold CEND harmless from any and all liability and damage, including attorneys’ fees and costs, resulting from any breach of this provision.

16.          Violations of Confidential Information, Solicitation and Written Material Clauses. Employee agrees and acknowledges that the violation of any of the provisions contained in Section 12 through 15 hereof would cause irreparable injury to CEND, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that CEND shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Such relief may be obtained based on the procedure set forth in Section 11(e) above.

17.          Successors and Assigns. The rights and obligations of CEND under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of CEND. Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

18.          Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance to the laws of the State of California.

19.          Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

20.          Separate Terms. Each term, condition, covenant or provision of this Agreement shall be reviewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

21.          Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

22.          Notices. Any notices required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his residence in the case of Employee, or hand delivered to Employee, or to its principal office in the case of CEND.

23.          Entire Agreement. Employee acknowledges receipt of this Agreement and agrees that this Agreement represents the entire Agreement with CEND concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or Agreements with CEND or any agent thereof. Employee understands that no representative of CEND has been authorized to enter into any Agreement or commitment with Employee, which is inconsistent in any way with the terms of this Agreement.

IN WITNESS HEREOF, the parties have executed this Agreement as of the dates set forth below.

Dated:	August 19	, 2021	/s/ David Slack
David Slack

CEND Therapeutics, Inc.

Dated: August 19, 2021			By: